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                                                                  Exhibit 99

 KV PHARMACEUTICAL COMPANY

                                            CONTACT:
                                            CATHERINE M. BIFFIGNANI
                                            VICE PRESIDENT, INVESTOR RELATIONS
                                            314-645-6600

                                                      KV [logo]

FOR IMMEDIATE RELEASE


                KV PHARMACEUTICAL APPOINTS THREE NEW MEMBERS
                            TO BOARD OF DIRECTORS

St. Louis, MO., June 29, 2004 - KV Pharmaceutical Company (NYSE: KVa/KVb) announced today the appointment of three new members to its the Board of Directors.

Joining the Board are: Terry B. Hatfield, age 56; David A. Van Vliet, age 49; and David S. Hermelin, age 37.

Marc S. Hermelin, Vice Chairman and Chief Executive Officer, stated, "These three appointments further strengthen both the oversight our Board provides and the experience the Company can draw upon at a time when we are expanding our sales, marketing and product development efforts and focusing on business development and strategic planning for future growth. As KV continues to build its drug pipeline and expand into a broader array of therapeutic categories, we will be well-served by the wealth of knowledge and experience our directors possess. Terry, David and David are tremendous additions and we all look forward to working with them."

Terry B. Hatfield, 56, brings to KV extensive experience in sales and marketing, application technology, acquisitions and operations. Terry, who has a Bachelors of Science degree in Chemistry from the University of Louisville, has 28 years of experience with Ralston Purina/Dupont's Protein Technologies International (PTI) division before his retirement in 2001 as one of the two Co-Presidents. Since his retirement, Mr. Hatfield has been a consultant to companies involved in merger and acquisition activities. Terry currently serves as President of ZeaVision, LLC, a company involved in the direct marketing of zeaxanthin-based products to consumers.

David A. Van Vliet, 49, has over 25 years of experience in marketing and sales and has a strong record in leading the revivals of marketing programs. He is currently the President



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and Chief Executive Officer of Growing Family, Inc., the world leader of newborn in-hospital photography and database marketing. David has also held various sales and marketing related positions at Nabisco and Procter & Gamble. David earned a Bachelors of Science degree in Economics from Dartmouth College.

David S. Hermelin, 37, is KV's current Vice President, Corporate Strategy and Operation Analysis. David has been active in business development and strategic planning since he joined KV in 1990 and has been very instrumental in the accomplishment of corporate-wide goals and objectives in operations management and commercial development. David graduated from the University of Pennsylvania - Wharton School of Business with a Bachelors degree in Economics.

KV also announced that John Isackson, who has served as a director since 2002, has indicated his intention to retire from the Board and will not stand for reelection at the KV's 2004 annual stockholders meeting in September. Upon Mr. Isackson's retirement, the size of the Board will be reduced to nine members.

ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, acquires, manufactures and markets controlled release and tastemasked pharmaceutical products using proprietary drug delivery and tastemasking technologies. The company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's best and fastest growing small companies, most recently by Forbes in its October 2003 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.

SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could", and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology



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factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing; (5) new product development and launch; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting the pattern of inventory movements by the Company's customers; (11) the impact of competitive response to the Company's efforts to leverage its branded power with product innovation, promotional programs, and new advertising; (12) risks that the company may not ultimately prevail in its Paragraph IV litigation and that any period of exclusivity may not in fact be realized; and (13) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.

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